Exhibit 99.1

SeaCube Container Leasing Ltd. Increases and Extends Container Warehouse Credit Facility

PARK RIDGE, N.J.--(BUSINESS WIRE)--March 27, 2012--SeaCube Container Leasing Ltd. (NYSE: BOX) announced today that its indirect wholly owned subsidiary, CLI Funding IV LLC, has amended and restated its container warehouse credit facility. The amended and restated agreement increases the size of the credit facility from $200 to $300 million and extends the term to March 2014.

Joseph Kwok, Chief Executive Officer of SeaCube, commented, “The closing of this credit facility demonstrates the Company’s ability to successfully access additional investment capital under favorable terms. This transaction will further support SeaCube’s plans for continued fleet expansion and our ability to grow revenues, earnings and cash flows.”

About SeaCube Container Leasing Ltd.

SeaCube Container Leasing Ltd. is one of the world’s largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate the secure and efficient movement of goods via multiple transportation modes, including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world’s leading shipping lines. For more information regarding SeaCube Container Leasing Ltd. please visit www.seacubecontainers.com.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘target,’’ ‘‘projects,’’ ‘‘contemplates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates, and expectations in light of information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy, and liquidity. For a discussion of such risks and uncertainties, see “Risk Factors” included in our Annual Report on Form 10-K. Furthermore, SeaCube is under no obligation to update or alter any of the forward-looking statements contained in this press release as a result of new information, future events or otherwise, unless required by law.

CONTACT:
Investor:
SeaCube Container Leasing Ltd.
David Doorley, 201-391-0800